AMENDMENT No. 1 TO PROMISSORY NOTE



       This AMENDMENT, dated March 27, 2013, applies to the Promissory Note, dated December 28, 2012, executed by PW Salisbury Solar, LLC ("Borrower" or "Mortgagor") for the benefit of the lender, Hudson Bay Partners, LP ("Lender").

       WHEREAS, the Borrower executed the Promissory Note for the benefit of Lender in consideration of a loan to Borrower by Lender in the principal amount of $800,000.00; and

       WHEREAS, the Borrower executed a Mortgage, Security Agreement and Assignment of Leases and Rent agreement on December 28, 2012
("Mortgage") for benefit of Lender to secure the obligations of Borrower and provide Lender with a mortgage in Borrower's assets, including all of its real estate assets and its lease with a solar farm tenant; and

       WHEREAS, Power REIT ("Guarantor") executed a Guaranty agreement dated December 28, 2012 ("Guaranty"), for benefit of Lender and as a material inducement to the making of the loan by Lender to Borrower. Collectively, Lender, Mortgagor and Guarantor shall be referred to as the "Parties."

       WHEREAS, the Parties now desire to extend the maturity of the Promissory Note.


       NOW, THEREFORE, for full consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Promissory Note is amended as follows:

A.	Paragraph (a) under the heading "Payments under this Note
shall be made as follows" shall be replaced in its entirety with the following:

(a)	Interest only, at the rate of 5.0% per annum, on all
or such part of the Principal Sum as shall be outstanding from time to time, through June 30, 2013, and thereafter, interest only at the rate of 8.5% per annum, on all or such part of the Principal Sum as shall be outstanding from time to time, through June 30, 2014 ("Maturity Date"). Interest shall be paid semi-annually and shall be paid on June 30, 2013, December 31, 2013 and on the Maturity Date or the business day prior to such payment date. If any part of the Principal Sum is prepaid early, interest payments shall be appropriately prorated.

B.	Paragraph (b) under the heading "Payments under this Note
shall be made as follows" shall be replaced in its entirety with the following:

(b)	Provided that no default exists under the Note or
Mortgage, the Borrower may extend the Maturity Date to January 31, 2015 (the "Extended Maturity Date") by providing Lender ten (10) day's written notice. If so extended, payment will be due on an interest only basis, at the rate of 8.5% per annum, on all or such part of the Principal Sum as shall be outstanding from time to time, and shall be paid on the Extended Maturity Date. If any part of the Principal Sum is prepaid early, interest payments shall be appropriately prorated.


2. 	All other provisions of the Promissory Note, Mortgage or Guaranty necessary to effect the amendments described in paragraph 1 of this Amendment are also hereby amended and consented to by the relevant parties.

3.	Other than the provisions that have been amended by this Amendment, all other terms and conditions of the Promissory Note, Mortgage and Guaranty remain in full force and effect.


IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first set forth above.



HUDSON BAY PARTNERS, LP
("LENDER")

/s/ David H. Lesser
David H. Lesser



PW SALISBURY SOLAR, LLC
("BORROWER")

/s/ Arun Mittal
Arun Mittal, Manager



POWER REIT
("GUARANTOR")

/s/ Arun Mittal
Arun Mittal, Vice President